EXHIBIT 3.34

LIMITED LIABILITY COMPANY AGREEMENT

of

ALENCO BUILDING PRODUCTS MANAGEMENT, L.L.C.

A Delaware Limited Liability Company

Alenco Holding Corporation, a Delaware corporation (the “Member”), hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (the “Act”), and hereby declares the following to be the Limited Liability Company Agreement of such limited liability company:

1. Name.  The name of the limited liability company formed hereby (the “LLC”) is Alenco Building Products Management, L.L.C.

2. Purpose and Powers.  The purpose of the LLC is to engage in any activity for which limited liability companies may be organized in the State of Delaware.  The LLC shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the LLC.

3. Registered Office.  The registered office of the LLC in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801.

4. Registered Agent.  The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

5. Admission of Member.  Simultaneously with the execution and delivery of this Agreement and the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware.  Alenco Holding Corporation is admitted as the sole Member of the LLC in respect of the Interest (as hereinafter defined).

6. Interest.  The LLC shall be authorized to issue a single class of Limited Liability Company Interest (as defined in the Act) (the “Interest”) including any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.

7. Capital Subscriptions.  Simultaneously with the execution hereof, the Member is contributing $10.00 to the LLC in exchange for its Interest.  The Member may contribute cash or other property to the LLC as it shall decide, from time to time.

8. Tax Characterization and Returns.  If, at any time, two or more persons or entities hold equity interests in the LLC for federal income tax purposes (i) it is the intention of the LLC to be treated as a “partnership” for federal and all relevant state tax purposes and (ii) the LLC will be treated as a “partnership” for federal and all relevant state tax purposes and shall make all available elections to be so treated.

Until such time, however, it is the intention of the Member that the LLC be disregarded for federal and all relevant state tax purposes and that the activities of the LLC be deemed to be activities of the Member for such purposes.  All provisions of the LLC’s certificate of formation and this Agreement are to be construed so as to preserve that tax status under those circumstances.

9. Management.

a. Board of Managers.  The management of the LLC shall be vested in a Board of Managers (the “Board of Managers”) elected by the Member.  The total number of members on the Board of Managers (the “Managers”) shall be one (1) unless otherwise fixed at a different number by an amendment hereto or a resolution signed by the Member.  The Member hereby elects Patrick M. Cahill as the initial Manager of the LLC to serve until his successors are elected and qualified.  A Manager shall remain in office until removed by a written instrument signed by the Member or until such Manager resigns in a written instrument delivered to the Member or such Manager dies or is unable to serve.  In the event of any such vacancy, the Member may fill the vacancy.  Each Manager shall have one (1) vote.  Except as otherwise provided in this Agreement, the Board of Managers shall act by the affirmative vote of a majority of the total number of Managers.  Each Manager shall perform his or her duties as such in good faith, in a manner he reasonably believes to be in the best interests of the LLC, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.  A person who so performs his duties shall not have any liability by reason of serving or having served as a Manager.  A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the LLC.

b. Meetings and Powers of Board of Managers.  The Board of Managers shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement.  Any action required to be taken at a meeting of the Board of Managers, or any action that may be taken at a meeting of the Board of Managers, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.  Participation in such a meeting shall constitute presence in person at such meeting.  Notwithstanding anything to the contrary in this Section 9, the Board of Managers may take without a meeting any action that may be taken by the Board of Managers under this Agreement if such action is approved by the unanimous written consent of the Managers.

Except as otherwise provided in this Agreement, all powers to control and manage the business and affairs of the LLC shall be exclusively vested in the Board of Managers, and the Board of Managers may exercise all powers of the LLC and do all such lawful acts as are not by statute, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Member and in so doing shall have the right and authority to take all actions which the Board of Managers deems necessary, useful or appropriate for the management and conduct of the business of the LLC; provided, however, that the Member may amend this Agreement at any time and thereby broaden or limit the Board of Manager’s power and authority.

c. Officers.  The LLC shall have officers who are appointed by the Board of Managers.  The officers of the LLC shall consist of a President, one or more Vice Presidents and a Secretary.  The initial officers of the LLC shall be:

President	Brian Redpath
Vice President	Mike Widener
Vice President	Patrick M. Cahill
Secretary	Mike Widener

The powers and duties of each officer shall be as follows:

The President.  The President shall have, subject to the supervision, direction and control of the Board of Managers, the general powers and duties of supervision, direction and management of the affairs and business of the LLC usually vested in the president of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the LLC.

The Vice Presidents.  Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Managers or the President.

The Secretary.  The Secretary shall attend meetings of the Board of Managers and meetings of the Member and record all votes and minutes of all such proceedings in a book kept for such purpose.  He or she shall have all such further powers and duties as generally are incident to the position of a secretary of a corporation or as may from time to time be assigned to him or her by the Board of Managers or the President.

Each of the officers of the LLC shall be an “authorized person” within the meaning of the Act for purposes of executing the LLC’s Certificate of Formation,

d. Indemnification of the Managers and Officers.  Unless otherwise provided in this Section 9, the LLC shall indemnify, save harmless, and pay all judgments and claims against any Manager or Officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by any Manager or Officer in connection with the business of the LLC, including reasonable attorneys’ fees incurred by the Manager or Officer in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred.  Unless otherwise provided in this Section 9, in the event of any action by the Member against any Manager or Officer, including a derivative suit, the LLC shall indemnify, save harmless, and pay all expenses of such Manager or Officer, including reasonable attorneys’ fees incurred in the defense of such action.  Notwithstanding the provisions of this Section 9, this Section shall be enforced only to the maximum extent permitted by law, and no Manager or Officer shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

e. Rights and Powers of the Member.  The Member shall not have any right or power to take part in the management or control of the LLC or its business and affairs or to act for or bind the LLC in any way.  Notwithstanding the foregoing, the Member has all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.  The Member has no voting rights except with respect to those matters specifically set forth in this Agreement and, to the extent not inconsistent herewith, as required in the Act.  Notwithstanding any other provision of this Agreement, no action may be taken by the LLC (whether by the Board of Managers, or otherwise) in connection with any of the following matters without the written consent of the Member:

i. the dissolution or liquidation, in whole or in part, of the LLC or the institution of proceedings to have the LLC adjudicated bankrupt or insolvent;

ii. the filing of a petition seeking or consenting to reorganization or relief under any applicable federal or state bankruptcy law;

iii. consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the LLC or a substantial part of its property;

iv. the merger of the LLC with any other entity;

v. the sale of all or substantially all of the LLC’s assets; or

vi. the amendment of this Agreement.

10. Distributions.  The Board of Managers may cause the LLC to distribute any cash held by it which is neither reasonably necessary for the operation of the LLC nor in violation of Sections 18-607 or 18-804 of the Act to the Member at any time.

11. Assignments.  A Member may assign all or any part of its Interest (an assignee of such Interest is hereinafter referred to as a “Permitted Transferee”).  A Permitted Transferee shall become a substituted Member automatically upon an assignment.

12. Dissolution.  The LLC shall dissolve and its affairs shall be wound up, upon the earlier to occur of (a) the decision of the Member, or (b) an event of dissolution of the LLC under the Act; provided, however, that ninety (90) days following any event terminating the continued membership of the Member, if the personal Representative (as defined in the Act) of the Member agrees in writing to continue the LLC and to admit itself or some other Person as a member of the LLC effective as of the date of the occurrence of the event that terminated the continued membership of the Member, then the LLC shall not be dissolved and its affairs shall not be wound up.

13. Distributions Upon Dissolution.  Upon the occurrence of an event set forth in Section 12 hereof, the Member shall be entitled to receive, after paying or making reasonable provision for all of the LLC’s creditors to the extent required by Section 18-804 of the Act, the remaining funds of the LLC.

14. Limited Liability.  No Member or Manager shall have any liability for the obligations of the LLC except to the extent required by the Act.

15. Amendment.  This Agreement may be amended only in a writing signed by the Member.

16. Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

17. Severability.  Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.  The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

18. Consent to Jurisdiction Provision.  The Member hereby (i) irrevocably submits to the nonexclusive jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware; in any action arising out of this Agreement, and (ii) consents to the service of process by mail.  Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

IN WITNESS WHEREOF, the undersigned has caused this Agreement of Limited Liability Company to be executed as of the 10th day of April, 2001.

Alenco Building Products
Management, L.L.C.

By	Alenco Holding Corporation
Its Sole Member

By	/s/ Patrick M. Cahill
Patrick M. Cahill
Vice President

Consented and Agreed:

By	/s/ Patrick M Cahill
Patrick M Cahill, Manager